Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Obtains Exclusive Licenses to Family of mda-7/IL-24 Technologies
Licenses Include Combination Use of EGF Drugs such as Avastin®
AUSTIN, TX, December 21, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today that it has obtained a worldwide, exclusive license to a family of patent applications covering methods and compositions of use for INGN 241 (mda-7/IL-24) with several types of currently available therapies including conventional chemotherapies, vascular endothelial growth factor inhibitors such as Avastin® (Bevacizumab), non-steroidal anti-inflammatory drugs, which include COX-2 inhibitors such as Celebrex®, (celecoxib) and proteasome inhibitors, which can increase therapeutic functionality, such as Velcade® (Bortezemib). Combining both chemotherapies and the newer cancer targeted therapies with gene therapies such as INGN 241 or ADVEXIN® provides an opportunity to specifically target cancer cells and destroy them. The patent applications were licensed to Introgen from The University of Texas System M. D. Anderson Cancer Center.
INGN 241 utilizes the mda-7/IL-24 tumor suppressor and targets several key pathways that impact the development, growth and metastasis of cancer cells. INGN 241 has been shown to have potent anti-angiogenic activity and works by inhibiting the production of a key blood vessel growth protein termed vascular endothelial growth factor.
Introgen has conducted preclinical studies using INGN 241 as a monotherapy and in combination with these and other agents. For example, in a study with Avastin, it was demonstrated that the combination of INGN 241 and Avastin is very effective and blocks tumor angiogenesis — the formation of new blood vessels within a tumor which is essential to support tumor growth beyond a minimum size. This study, accepted for publication, resulted in complete cure of all animals bearing lung tumors; whereas control treated animals rapidly succumbed to their cancer.
About INGN 241
INGN 241 is being tested in a Phase 2 clinical trial for patients suffering from advanced melanoma and in a Phase 3 clinical trial in combination with radiation therapy in solid tumors. The mda-7 tumor suppressor is the active component of INGN 241 and was discovered in the laboratory of Dr. Paul B. Fisher, professor of clinical pathology at

Columbia University. Introgen holds an exclusive worldwide sublicense to the Columbia University rights for all gene therapy applications from GlaxoSmithKline.
About Introgen
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and proteins. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Introgen holds a licensing agreement with M. D. Anderson Cancer Center to commercialize products based on licensed technologies, and has the option to license future technologies under sponsored research agreements. The University of Texas Board of Regents owns stock in Introgen. These arrangements are managed in accordance with M. D. Anderson’s conflict of interest policies.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its INGN 241 clinical development program in combination for treatment of cancer. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of protein-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 -9310 Ext. 322
c.burke@introgen.com